Exhibit 99.1

Contacts
	Investors:	Peter Poillon +1 212 915 8084
Email: peter.poillon@willis.com

	Media:	Juliet Massey
+44 7984 156 739
News Release		Email: juliet.massey@willis.com

Willis Group Reports Second Quarter 2015 Results

•	Underlying net income of $105 million, or $0.58 per diluted share, up 21%, from the prior year period

•	Underlying commissions and fees grew 5.3%; underlying total expenses grew 5.1%

•	Organic commissions and fees grew 1.6%; organic total expenses declined 0.4%; positive spread of 200 basis points achieved

•	Full year organic spread target raised from 130 basis points to 200 basis points

•	Reported net income of $70 million, or $0.38 per diluted share, up 46% on a per share basis from the prior year period

•	Reported commissions and fees declined 1.3%; reported total expenses grew 3.8%

•	Operational Improvement Program savings targets increased: 2015 targeted cost savings increased from $60 million to $80 million; total annualized targeted cost savings increased from $300 million to $325 million

NEW YORK, July 28, 2015 – Willis Group Holdings plc (NYSE: WSH), the global risk advisory, re/insurance broking, and human capital and benefits firm, today reported results for the three and six months ended June 30, 2015.

Dominic Casserley, Willis Group Chief Executive Officer, commented, “We are pleased with our underlying performance with underlying net income up 21% compared to last year. We are also pleased with our organic performance, having achieved 200 basis points of positive spread. We have achieved this despite the well anticipated headwinds we faced in this quarter from timing issues and uneven market conditions.”

Casserley continued, “The progress of our Operational Improvement Program continues to exceed our expectations and additional savings have been identified. We expect $80 million of savings from the Program this year and about $150 million in 2016. We are increasing the total post-Program annual savings target from $300 million to $325 million, and have provided a thorough update on the strong progress of the Program in this earnings release.”

Casserley concluded, “While the outlook for insurance rates across many segments of our business is not helpful, we are well positioned in the marketplace for continued growth. We continue to believe that we will generate mid-single digit organic growth for the year and given our solid expense management performance to date, we are now increasing our 2015 expectations for positive spread between organic commissions and fees and expense growth from 130 basis points to 200 basis points. This provides an excellent earnings platform for our proposed merger with Towers Watson.”

Select Willis Group GAAP and non-GAAP financial measures

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Reported measures
Reported commissions and fees growth	(1.3)%	5.1%	(1.1)%	4.6%
Reported total expenses growth	3.8%	8.9%	3.4%	4.3%
Reported operating margin	11.4%	15.8%	19.8%	23.3%
Reported diluted EPS	$0.38	$0.26	$1.54	$1.61
Underlying measures(1)(2)
Underlying commissions and fees growth	5.3%	4.5%	5.6%	4.2%
Underlying total expenses growth	5.1%	6.1%	5.3%	5.7%
Underlying operating margin	17.0%	16.9%	23.9%	23.8%
Underlying diluted EPS	$0.58	$0.48	$1.84	$1.69
Organic measures(1)(2)
Organic commissions and fees growth	1.6%	4.5%	2.6%	4.3%
Organic total expenses growth	(0.4)%	6.1%	0.6%	5.7%
Organic operating margin	17.8%	16.2%	24.9%	23.4%

(1)	Please refer to the supplemental financial information attached to this press release for detailed definitions of our non-GAAP financial measures and accompanying reconciliations to GAAP measures. The supplemental financial information also includes the GAAP figures and accompanying reconciliations for commissions and fees growth by segment.
(2)	In the second quarter 2015, the definition of underlying measures was modified to exclude the impact from M&A transaction-related costs. Prior period results, which include $7 million of such expenses in the first quarter of 2015 and a de minimus amount (approximately $1 million) of such expenses in the second quarter of 2014, have not been restated. Full year results will be presented in line with the updated definition.

Second Quarter 2015 Financial Results

Willis Group reported net income of $70 million, or $0.38 per diluted share, in the second quarter of 2015 compared to net income of $47 million, or $0.26 per diluted share, in the prior year quarter. Items that affected second quarter 2015 net income included: restructuring costs related to the Operational Improvement Program of $0.15 per diluted share; M&A transaction-related expenses of $0.06 per diluted share; a gain on disposal of operations of $0.02 per diluted share; and $0.01 per diluted share from the devaluation of the Venezuelan currency. Items affecting the second quarter of 2014 are shown in Note 6 of the Supplemental Financial Information attached to this press release.

Underlying diluted earnings per share, which excludes the items noted above, were $0.58 per diluted share in the second quarter of 2015, compared to $0.48 per diluted share in the second quarter of 2014. The 21% improvement was primarily driven by mid-single digit growth in underlying revenues, lower expenses from cost management initiatives and the Operational Improvement Program, and a reduced tax rate compared to the prior year period.

Revenues

Second quarter 2015 total reported commissions and fees of $917 million were down 1.3% from $930 million in the second quarter of 2014, impacted by $59 million from unfavorable foreign currency movements. Total commissions and fees were favorably impacted by a $33 million period-over-period net increase from acquisitions and disposals completed during the past twelve months.

Underlying commissions and fees, which exclude the impact from foreign currency movements, grew 5.3%.

Organic commissions and fees, which exclude both the impact of foreign currency movements and the net impact of acquisitions and disposals, grew 1.6%, led by solid growth in Willis International and modest growth in Willis North America, partially offset by modest declines in Willis GB and Willis CWR.

Expenses

Total Expenses

On a reported basis, total expenses increased $30 million, or 3.8%, to $817 million in the second quarter of 2015, from $787 million in the second quarter of 2014. Total reported expense growth included $38 million of restructuring costs related to the Operational Improvement Program, $14 million of M&A transaction-related expenses from the acquisitions of Miller Insurance Services and Gras Savoye and the proposed merger with Towers Watson, and a $40 million period-over-period net increase in operating costs of acquisitions and disposals closed over the past 12 months. Total expenses were favorably impacted by $56 million from foreign currency movements.

Underlying total expenses, which exclude restructuring costs, foreign currency movements, and M&A transaction-related expenses, grew 5.1% to $765 million. Included in this growth is the $40 million period-over-period net increase in operating costs of acquisitions and disposals (or 550 basis points of the growth in the quarter).

Organic total expense growth, which further excludes the net impact of acquisitions and disposals, declined 0.4%, driven primarily by lower incentive compensation, reduced pension expense and lower professional fees compared to the prior year period.

Salaries and Benefits

Reported salaries and benefits were $561 million in the second quarter of 2015, a decrease of 2.4% from $575 million in the prior year quarter. Salaries and benefits in the period included a $25 million period-over-period net increase from acquisitions and disposals, and $1 million of M&A transaction-related expenses, but were favorably impacted by $42 million of foreign currency movements.

Underlying salaries and benefits grew 5.1%. Included in this growth is the $25 million period-over-period net increase in operating costs from acquisitions and disposals (or 470 basis points of the growth).

Organic salaries and benefits grew 0.4% as modest growth in salaries was offset by declines in incentive compensation and pension costs. Headcount, excluding the impact of acquisitions and disposals, increased 1.7% compared to the second quarter of 2014 driven primarily by the roll-out of the Operational Improvement Program, such that offshore and near shore lower-cost location headcount rose by approximately 800 compared to the prior year, while onshore headcount declined by approximately 500 over the same period.

Other operating expenses

Reported other operating expenses were $179 million in the second quarter of 2015, an increase of 3.6% from $173 million in the prior year quarter. Other operating expenses in the period included an $8 million period-over-period net increase in operating costs from acquisitions and disposals and $13 million of M&A transaction-related expenses, but were favorably impacted by $13 million from foreign currency movements.

Underlying other operating expenses grew 3.7%. Included in this growth is the $8 million period-over-period net increase in operating costs of acquisitions and disposals (or 530 basis points of growth).

Organic other operating expenses decreased 1.6% primarily driven by lower professional fees and as a result of progress on cost management initiatives.

Operating margin

Willis’s reported operating margin was 11.4% in the second quarter of 2015, a decrease of 440 basis points compared to the second quarter of 2014 primarily due to increased restructuring charges and M&A transaction-related expenses.

Underlying operating margin, which excludes restructuring costs, M&A transaction-related expenses and the net impact from foreign currency movements, was 17.0% in the second quarter of 2015, an increase of 10 basis points compared to the second quarter 2014.

Organic operating margin was 17.8% in the second quarter 2015, an increase of 160 basis points from 16.2% in the prior year quarter. The increase reflects modest organic revenue growth combined with solid execution of the Company’s cost management initiatives.

Taxes

The reported tax rate for the second quarter of 2015 was approximately 20%. The tax rate in the quarter was driven primarily by the geographic mix of operating profits and a reduction in tax provisions following the outcome of tax audits during the quarter. After excluding the impact of certain items as described in Note 6 of the Supplemental Financial Information attached to this press release, the underlying tax rate for the quarter was approximately 22%.

Segment Revenue Results

Willis GB

Organic commissions and fees in Willis GB, which comprises Willis’s Great Britain-based Specialty and Retail businesses, decreased 2.3% in the second quarter of 2015 compared with the second quarter of 2014. The segment’s underlying commissions and fees decreased 3.3% as the result of the divestiture of small, non-core businesses over the past 12 months.

The quarter’s performance reflects mid-single digit declines in Retail and P&C lines, partially offset by solid growth in Financial lines. The turnaround efforts of this segment’s results are progressing, centered on developing large corporate client relationships through our industry and “Connecting Willis” initiatives and efficiently and effectively serving medium sized clients.

Willis Capital, Wholesale and Reinsurance

Organic commissions and fees in Willis CW&R, which comprises Willis Re, Willis Capital Markets & Advisory, Willis’s wholesale operations and Willis Portfolio and Underwriting Services, decreased 2.3% in the second quarter of 2015 compared with the second quarter of 2014. The decline was primarily due to a change in timing of certain business at Willis Re as noted in the first quarter 2015 earnings release, and declines in Wholesale, partially offset by growth at Willis Capital Markets & Advisory. The segment’s underlying commissions and fees grew 3.6%, favorably impacted by revenues from Miller Insurance Services and SurePoint Re.

Willis North America

Organic commissions and fees in Willis North America grew 2.5% in the second quarter of 2015 compared with the second quarter of 2014. Mid-single digit growth in Human Capital and double-digit growth in Surety were offset by modest declines in Construction primarily due to the non-recurrence of the strong flow of one-time projects in the second quarter of 2014. The segment’s underlying commissions and fees declined 2.3% driven by the divestitures of several small, non-core businesses over the past 12 months.

Willis International

Organic commissions and fees in Willis International grew 7.1% in the second quarter 2015 compared with the same period in 2014. The growth was primarily driven by double digit growth in Latin America and China. Results in Western Europe also remained favorable, particularly in Germany and Sweden. Weakness in Australia was largely driven by the cancellation of a large infrastructure project this quarter.

The segment’s underlying commissions and fees grew 27.9%, favorably impacted by the acquisitions of Max Matthiessen, Charles Monat and the IFG pension and financial advisory businesses over the past 12 months.

Operational Improvement Program

Willis generated savings from the Operational Improvement Program of approximately $20 million in the second quarter of 2015. For the six month period ended June 30, 2015, Willis has generated savings of approximately $30 million.

Restructuring costs from the program were $38 million in the second quarter of 2015. For the six month period, restructuring costs were $69 million. Details of the costs by segment and type of expense are included in Note 7 of the Supplemental Financial Information attached to this press release.

A detailed update to the Operational Improvement Program is included below.

Six Month 2015 Financial Results

Reported net income for the six months ended June 30, 2015 was $280 million, or $1.54 per diluted share, compared with $293 million, or $1.61 per diluted share, in the same period a year ago. Underlying earnings per diluted share were $1.84 per diluted share for the six month period of 2015, up 9% compared with $1.69 per diluted share in 2014.

Total reported commissions and fees were down 1.1% to $1,998 million for the six months ended June 30, 2015 compared to $2,020 million for the same period in 2014. Underlying commissions and fees were up 5.6%, while organic growth in commissions and fees was 2.6% compared to the same period a year ago.

Reported operating income and reported operating margin were $398 million and 19.8%, respectively, for the six months ended June 30, 2015, compared with $474 million and 23.3%, respectively, for the prior year. Underlying operating income and margin were $481 million and 23.9%, respectively, in 2015, compared with $453 million and 23.8%, respectively, in the prior year. Organic operating income and margin were $477 million and 24.9%, respectively, in 2015, compared with $438 million and 23.4%, respectively, in the prior year. The improved metrics in 2015 were driven by revenue growth combined with solid execution of cost initiatives.

Balance Sheet Highlights

As of June 30, 2015, cash and cash equivalents were $483 million, total debt was $2,520 million and total equity was $2,489 million. As of December 31, 2014, cash and cash equivalents were $635 million, total debt was $2,309 million and total equity was $2,007 million.

Dividends

At its July 2015 Board meeting, the Board of Directors approved a regular quarterly cash dividend of $0.31 per share (an annual rate of $1.24 per share). The dividend is payable on October 15, 2015 to shareholders of record at September 30, 2015.

Share Buyback

In February 2015, Willis announced that it intends to buy back approximately $175 million in shares in 2015 to offset the increase in shares outstanding resulting from the exercise of employee stock options. Since the announcement and through the end of the second quarter of 2015, the Company bought back approximately 1.6 million shares for approximately $79 million. The Company has suspended its share buyback program pending the completion of the merger with Towers Watson.

Operational Improvement Program Update

At the inception of the Program in April 2014, the Company reported that it expected the Program to generate annualized cost savings of $300 million by the end of 2017, and cumulative cost savings of $420 million. When last updated in October 2014, the program was expected to generate at least $60 million of savings in 2015.

Due to strong execution against the overall strategy to date, the Company is increasing its expectations for cost savings from the program. The annualized cost savings expected to be generated by the end of 2017 are now expected to be $325 million. The cumulative cost savings are now expected to be $490 million through the end of the program, of which $80 million is anticipated to be realized in 2015. Shown below is a table that contrasts the previous forecast of results with the current expected results from the Operational Improvement Program.

Previous Forecast	($millions)	2014A	2015E	2016E	2017E	Cumulative 2014-2017E	Annualized 2018E
Savings		$11	>=$ 60	$135	$235	>=$ 420	$300
Spend		$36	$130	<-------$240------->		$410

Revised Forecast	($millions)	2014A	2015E	2016E	2017E	Cumulative 2014-2017E	Annualized 2018E
Savings		$11	$80	$150	$250	$490	$325
Spend		$36	$140	$140	$125	$440

The Program is focused on driving cost savings across five primary work streams: Workforce Location, Operational Excellence, Real Estate, Information Technology and Procurement. Below is a description of those work streams as well as a table that provides expected savings from each.

Workforce Location: Moving middle and back office tasks and concentrating them in operational centers of excellence in lower-cost hubs.

Operational Excellence: Strengthening the Company’s operational management capabilities and eliminating roles by standardizing processes and tools that leverage technology for workflow, document management and other software enhancements to improve the efficiency of back-office operations.

Real Estate: Projects designed to reduce the Company’s overall use of space while improving the productivity of the working environment.

Information Technology: Reducing the number, size and complexity of IT systems and aligning them to a strategic architecture, data model and standards.

Procurement: Centralizing third party costs under the control of a single procurement team to drive enhanced negotiation capability and policy implementation and enforcement.

Workstream	Description	Program Target Annualized Savings ($millions)
Workforce Location	Relocation of approximately 2,500 support roles to lower cost locations	$161
Operational Excellence	Reduction of support roles	81
Real Estate	Lease consolidation in real estate	35
Information Technology	IT applications simplification and rationalization, and IT workforce, supplier and service optimization	35
Procurement	Reduction in certain expense items through renegotiation with suppliers	13

		$325

Other operational metrics achieved to date include: (i) the ratio of headcount in higher cost geographies to lower cost centers, which at inception of Program was 80:20, is currently at 75:25 (excluding the impact of acquisitions which were largely in higher cost geographies) ; (ii) the ratio of square footage of real estate per headcount, which at inception was indexed at 100, is currently at 96 as square footage has reduced by 105,000 square feet since inception; and (iii) the ratio of desks per headcount, which at inception was indexed at 100, is currently at 98 as the reduction of more than 400 desks has been partially offset by increased desks in lower cost centers. Both the information technology and procurement workstreams are progressing to plan.

Conference Call, Webcast and Slide Presentation

A conference call to discuss the second quarter 2015 results will be held on Wednesday, July 29, 2015, at 8:00 AM Eastern Time. To participate in the live call, please dial (866) 803-2143 (U.S.) or +1 (210) 795-1098 (international) with a pass code of “Willis”. A live (listen-only) audio web cast may be accessed through the investor relations section of the Company website at www.willis.com.

A replay of the call will be available through August 29, 2015 at 5:00 PM Eastern Time, by calling (866) 841-6892 (U.S.) or + 1 (203) 369-1571 (international). A replay of the webcast will be available through the website.

About Willis

Willis Group Holdings plc is a leading global risk advisory, re/insurance broking, and human capital and benefits firm. With roots dating to 1828, Willis operates today on every continent with more than 18,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our Website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.

FORWARD-LOOKING STATEMENTS

We have included in this document ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies and planned acquisitions, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

•	the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations;

•	the impact of current global economic conditions on our results of operations and financial condition, including as a result of those associated with the Eurozone, any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;

•	our ability to implement and fully realize anticipated benefits of our new growth strategy and revenue generating initiatives;

•	our ability to implement and realize anticipated benefits of any cost-savings or operational improvement initiative, including our ability to achieve expected savings and other benefits from the multi-year Operational Improvement Program as a result of unexpected costs or delays and demand on managerial, operational and administrative resources and/or macroeconomic factors affecting the program as well as the impact of the program on business processes and competitive dynamics;

•	our ability to consummate transactions, including the proposed Towers Watson merger and the Gras Savoye acquisition;

•	our ability to obtain requisite approvals and satisfy other conditions to the consummation of proposed transactions, including obtaining regulatory and shareholder approvals for the proposed Towers Watson transaction and regulatory approval for the Gras Savoye acquisition;

•	our ability to successfully integrate our operations and employees with those of Towers Watson and any acquired business, including Gras Savoye and Miller Insurance Services LLP;

•	our ability to realize any anticipated benefit of any acquisition or other transaction in which we may engage, including any revenue growth, operational efficiencies, synergies or cost savings;

•	the potential impact of the consummation of the proposed Towers Watson transaction on relationships, including with employees, suppliers, customers and competitors;

•	the diversion of management’s time and attention while the Towers Watson transaction or Gras Savoye acquisition is pending;

•	the federal income tax consequences of the Towers Watson transaction and the enactment of additional state, federal, and/or foreign regulatory and tax laws and regulations;

•	volatility or declines in insurance markets and premiums on which our commissions are based, but which we do not control;

•	our ability to compete in our industry;

•	material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane;

•	our ability to retain key employees and clients and attract new business, including at a time when Willis is pursuing various strategic initiatives;

•	our ability to develop new products and services;

•	the practical challenges and costs of complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations and those of any acquired business and the associated risks of non-compliance and regulatory enforcement action;

•	our ability to develop and implement technology solutions and invest in innovative product offerings in an efficient and effective manner;

•	fluctuations in our earnings as a result of potential changes to our valuation allowance(s) on our deferred tax assets;

•	changes in the tax or accounting treatment of our operations and fluctuations in our tax rate;

•	rating agency actions, including a downgrade to our credit rating, that could inhibit our ability to borrow funds or the pricing thereof and in certain circumstances cause us to offer to buy back some of our debt;

•	our inability to exercise full management control over our associates;

•	our ability to continue to manage our significant indebtedness;

•	the timing or ability to carry out share repurchases and redemptions which is based on many factors, including market conditions, the Company’s financial position, earnings, share price, capital requirements, and other investment opportunities (including mergers and acquisitions and related financings);

•	the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long-term debt agreements that may restrict our ability to take these actions;

•	any material fluctuations in exchange and interest rates that could adversely affect expenses and revenue;

•	a significant decline in the value of investments that fund our pension plans or changes in our pension plan liabilities or funding obligations;

•	our ability to receive dividends or other distributions in needed amounts from our subsidiaries;

•	our involvement in and the results of any regulatory investigations, legal proceedings and other contingencies;

•	our exposure to potential liabilities arising from errors and omissions and other potential claims against us;

•	underwriting, advisory or reputational risks associated with our business;

•	the interruption or loss of our information processing systems, data security breaches or failure to maintain secure information systems; and

•	impairment of the goodwill in one of our reporting units, in which case we may be required to record significant charges to earnings.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘Risk Factors’ included in Willis’ Form 10-K for the year ended December 31, 2014 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP supplemental financial information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the earnings release or the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenues
Commissions and fees	$917	$930	$1,998	$2,020
Investment income	3	4	6	8
Other income	2	1	5	4

Total revenues	922	935	2,009	2,032

Expenses
Salaries and benefits (including share-based compensation of $16 million, $15 million, $34 million, $29 million)	561	575	1,128	1,145
Other operating expenses	179	173	339	338
Depreciation expense	23	24	45	47
Amortization of intangible assets	16	12	30	25
Restructuring costs	38	3	69	3

Total expenses	817	787	1,611	1,558

Operating income	105	148	398	474
Other (income) expense, net	(23)	3	(17)	3
Interest expense	35	35	68	67

Income before income taxes and interest in (losses) earnings of associates	93	110	347	404
Income taxes	19	59	75	122

Income before interest in (losses) earnings of associates	74	51	272	282

Interest in (losses) earnings of associates, net of tax	(2)	(3)	14	16

Net income	72	48	286	298
Less: Net income attributable to noncontrolling interests	(2)	(1)	(6)	(5)

Net income attributable to Willis Group Holdings	$70	$47	$280	$293

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Earnings per Share – Basic and Diluted
Net income attributable to Willis Group Holdings shareholders:
- Basic	$0.39	$0.26	$1.56	$1.64
- Diluted	0.38	0.26	1.54	1.61

Average Number of Shares Outstanding
- Basic	180	179	179	179
- Diluted	182	182	182	182
Shares Outstanding at June 30 (thousands)	179,656	178,893	179,656	178,893

WILLIS GROUP HOLDINGS plc

CONDENSED BALANCE SHEETS

(in millions) (unaudited)

	June 30, 2015	December 31, 2014
Current assets
Cash and cash equivalents	$483	$635
Accounts receivable, net	1,226	1,044
Fiduciary assets	11,006	8,948
Deferred tax assets	9	12
Other current assets	222	214

Total current assets	12,946	10,853

Non-current assets
Fixed assets, net	516	483
Goodwill	3,097	2,937
Other intangible assets, net	675	450
Investments in associates	168	169
Deferred tax assets	6	9
Pension benefits asset	677	314
Other non-current assets	234	220

Total non-current assets	5,373	4,582

Total assets	$18,319	$15,435

Liabilities and equity
Current liabilities
Fiduciary liabilities	$11,006	$8,948
Deferred revenue and accrued expenses	443	619
Income taxes payable	35	33
Current portion of long-term debt	169	167
Deferred tax liabilities	21	21
Other current liabilities	522	444

Total current liabilities	12,196	10,232

Non-current liabilities
Long-term debt	2,351	2,142
Liability for pension benefits	294	284
Deferred tax liabilities	211	128
Provision for liabilities	220	194
Other non-current liabilities	506	389

Total non-current liabilities	3,582	3,137

Total liabilities	15,778	13,369

Redeemable noncontrolling interest	52	59

Total Willis Group Holdings stockholders’ equity	2,393	1,985
Noncontrolling interests	96	22

Total equity	2,489	2,007

Total liabilities and equity	$18,319	$15,435

WILLIS GROUP HOLDINGS plc

CONDENSED CASH FLOW STATEMENTS

(in millions) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Cash flows from operating activities
Net income	$72	$48	$286	$298
Adjustments to reconcile net income to total net cash provided by operating activities	29	96	101	138
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries	(30)	3	(380)	(284)

Net cash provided by operating activities	$71	$147	$7	$152

Net cash used in investing activities	$(240)	$(61)	$(248)	$(82)

Net cash provided by (used in) financing activities	$143	$(106)	$104	$(155)

Decrease in cash and cash equivalents	$(26)	$(20)	$(137)	$(85)
Effect of exchange rate changes on cash and cash equivalents	6	(6)	(15)	(3)
Cash and cash equivalents, beginning of period	503	734	635	796

Cash and cash equivalents, end of period	$483	$708	$483	$708

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

1.	Definitions of non-GAAP financial measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency movements; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented, from reported commissions and fees growth.

We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our business in both the current and prior periods, and provides a measure against which our businesses may be assessed in the future.

Underlying commissions and fees, underlying revenues, underlying total expenses, underlying salaries and benefits, underlying other operating expenses, underlying operating income, underlying operating margin, underlying EBITDA, underlying net income and underlying earnings per diluted share (“Underlying measures”).

Underlying measures are calculated by excluding restructuring costs related to the Operational Improvement Program, impact from the devaluation of the Venezuelan Bolivar, gains and losses on disposal of operations, and deferred tax valuation allowances, from the most directly comparable GAAP measures and from second quarter 2015 underlying measures also exclude M&A transaction related costs. Additionally, prior year GAAP measures have been rebased to current period exchange rates to eliminate the year over year impact of foreign currency movements. We believe that excluding such items provides a more complete and consistent comparative analysis of our results of operations.

Organic revenues, organic total expenses, organic salaries and benefits, organic other operating expenses, organic operating income, organic operating margin and organic EBITDA (“Organic measures”).

Organic measures are calculated by further excluding the twelve month impact from acquisitions and disposals from our underlying measures. We believe that excluding these items provides a more complete and consistent comparative analysis of our results of operations.

Headcount as used in this press release refers to the number of full time equivalents (“FTE”).

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

2.	Underlying and organic commissions and fees

The following tables reconcile reported commissions and fees growth to underlying and organic commissions and fees growth, as defined in note 1 of the supplemental financial information, for the three and six months ended June 30, 2015.

	Three months ended June 30,
	2015	2014	% Change(1)	Foreign currency movements	Underlying commissions and fees growth	Acquisitions and disposals	Organic commissions and fees Growth
Willis GB	$170	$187	(9.1)%	(5.8)%	(3.3)%	(1.0)%	(2.3)%
Willis Capital, Wholesale and Reinsurance	190	192	(1.0)%	(4.6)%	3.6%	5.9%	(2.3)%
Willis North America	314	323	(2.8)%	(0.5)%	(2.3)%	(4.8)%	2.5%
Willis International	243	228	6.6%	(21.3)%	27.9%	20.8%	7.1%

Total	$917	$930	(1.3)%	(6.6)%	5.3%	3.7%	1.6%

	Six months ended June 30,
	2015	2014	% Change(1)	Foreign currency movements	Underlying commissions and fees growth	Acquisitions and disposals	Organic commissions and fees Growth
Willis GB	$312	$337	(7.4)%	(6.1)%	(1.3)%	(0.6)%	(0.7)%
Willis Capital, Wholesale and Reinsurance	486	495	(1.8)%	(4.3)%	2.5%	2.6%	(0.1)%
Willis North America	670	677	(1.0)%	(0.3)%	(0.7)%	(4.4)%	3.7%
Willis International	530	511	3.7%	(20.5)%	24.2%	18.0%	6.2%

Total	$1,998	$2,020	(1.1)%	(6.7)%	5.6%	3.0%	2.6%

(1)	Percentages may differ due to rounding.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

3.	Underlying and Organic total expenses, salaries and benefits and other operating expenses

The following tables reconcile total expenses, salaries and benefits and other operating expenses, respectively the most directly comparable GAAP measures to underlying and organic total expenses, underlying and organic salaries and benefits, and underlying and organic other operating expenses, for the three and six months ended June 30, 2015 and 2014:

	Three months ended June 30,			Six months ended June 30,
	2015	2014	% Change(2)	2015	2014	% Change(1)
Reported Total expenses	$817	$787	3.8	$1,611	$1,558	3.4
Excluding:
Restructuring costs	(38)	(3)		(69)	(3)
M&A transaction-related costs	(14)	—		(14)	—
Foreign currency movements (2)	—	(56)		—	(104)

Underlying Total expenses	$765	$728	5.1	$1,528	$1,451	5.3

Net expenses from acquisitions and disposals	(49)	(9)		(86)	(17)

Organic Total expenses	$716	$719	(0.4)	$1,442	$1,434	0.6

	Three months ended June 30,			Six months ended June 30,
	2015	2014	% Change(2)	2015	2014	% Change(1)
Reported Salaries and benefits	$561	$575	(2.4)	$1,128	$1,145	(1.5)
Excluding:
M&A transaction related costs (2)	(1)	—		(1)	—
Foreign currency movements (3)	—	(42)		—	(79)

Underlying Salaries and benefits	$560	$533	5.1	$1,127	$1,066	5.8

Net expenses from acquisitions and disposals	(32)	(7)		(55)	(13)

Organic Salaries and benefits	$528	$526	0.4	$1,072	$1,053	1.8

(1)	Percentages may differ due to rounding.
(2)	In the second quarter 2015, the definition of underlying measures was modified to exclude the impact from M&A transaction-related costs. Prior period results, which include $7 million of such expenses in the first quarter of 2015 and a de minimis amount (approximately $1 million) of such expenses in the second quarter of 2014, have not been restated. Full year results will be presented in line with the updated definition.
(3)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

3.	Underlying and Organic total expenses, salaries and benefits and other operating expenses (continued)

	Three months ended June 30,			Six months ended June 30,
	2015	2014	% Change(1)	2015	2014	% Change(1)
Reported Other operating expenses	$179	$173	3.6	$339	$338	0.4
Excluding:
M&A transaction-related expenses (2)	(13)	—		(13)	—
Foreign currency movements (3)	—	(13)		—	(23)

Underlying Other operating expenses	$166	$160	3.7	$326	$315	3.4

Net expenses from acquisitions and disposals	(9)	(1)		(18)	(2)

Organic Other operating expenses	$157	$159	(1.8)	$308	$313	(1.9)

(1)	Percentages may differ due to rounding.
(2)	In the second quarter 2015, the definition of underlying measures was modified to exclude the impact from M&A transaction-related costs. Prior period results, which include $7 million of such expenses in the first quarter of 2015 and a de minimis amount (approximately $1 million) of such expenses in the second quarter of 2014, have not been restated. Full year results will be presented in line with the updated definition.
(3)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

4.	Underlying and organic revenue, operating income, and operating margin

The following table reconciles total revenues and operating income, respectively the most directly comparable GAAP measures, to underlying and organic revenue, and underlying and organic operating income, for the three and six months ended June 30, 2015 and 2014:

	Three months ended June 30,			Six months ended June 30,
	2015	2014	% Change(1)	2015	2014	% Change(1)
Total revenues	$922	$935	(1.4)	$2,009	$2,032	(1.2)
Excluding:
Foreign currency movements(1)	—	(59)		—	(128)

Underlying revenue	$922	$876	5.3	$2,009	$1,904	5.6

Net revenue from acquisitions and disposals	(51)	(18)		(90)	(32)

Organic revenue	$871	$858	1.5	$1,919	$1,872	2.5

Operating income	$105	$148	(29.0)	$398	$474	(16.1)
Excluding:
Restructuring costs	38	3		69	3
M&A transaction related costs (2)	14			14
Foreign currency movements (3)	—	(3)		—	(24)

Underlying operating income	$157	$148	(6.2)	$481	$453	6.1

Net operating income from acquisitions and disposals	(2)	(9)		(4)	(15)

Organic operating income	$155	$139	(11.5)	$477	$438	8.9

Operating margin, or operating income as a percentage of total revenues	11.4%	15.8%		19.8%	23.3%

Underlying operating margin, or underlying operating income as a percentage of total underlying revenues	17.0%	16.9%		23.9%	23.8%

Organic operating margin, or organic operating income as a percentage of total organic revenues	17.8%	16.2%		24.9%	23.4%

(1)	Percentages may differ due to rounding.
(2)	In the second quarter 2015, the definition of underlying measures was modified to exclude the impact from M&A transaction-related costs. Prior period results, which include $7 million of such expenses in the first quarter of 2015 and a de minimis amount (approximately $1 million) of such expenses in the second quarter of 2014, have not been restated. Full year results will be presented in line with the updated definition.
(3)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

5.	Underlying and organic EBITDA

The following table reconciles net income, the most directly comparable GAAP measure to EBITDA, underlying EBITDA and organic EBITDA, for the three and six months ended June 30, 2015 and 2014:

	Three months ended June 30,			Six months ended June 30,
			%			%
	2015	2014	Change(1)	2015	2014	Change(1)
Net income attributable to Willis Group Holdings	$70	$47	48.9	$280	$293	(4.4)
Excluding:
Net income attributable to non-controlling interests	2	1		6	5
Interest in losses (earnings) of associates, net of tax	2	3		(14)	(16)
Income taxes	19	59		75	122
Interest expense	35	35		68	67
Other (income) expense, net	(23)	3		(17)	3
Depreciation	23	24		45	47
Amortization	16	12		30	25

EBITDA	$144	$184	(21.7)	$473	$546	(13.4)

Excluding:
Restructuring costs	38	3		69	3
M&A transaction related costs(2)	14	—		14	—
Foreign currency movements(3)	—	(4)		—	(26)

Underlying EBITDA	$196	$183	7.1	$556	$523	6.3

Net EBITDA from acquisitions and disposals	(10)	(10)		(17)	(17)

Organic EBITDA	$186	$173	8.0	$539	$506	6.5

(1)	Percentages may differ due to rounding.
(2)	In the second quarter 2015, the definition of underlying measures was modified to exclude the impact from M&A transaction-related costs. Prior period results, which include $7 million of such expenses in the first quarter of 2015 and a de minimis amount (approximately $1 million) of such expenses in the second quarter of 2014, have not been restated. Full year results will be presented in line with the updated definition.
(3)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

6.	Underlying net income and earnings per diluted share

The following tables reconcile net income attributable to Willis Group Holdings and earnings per diluted share, the most directly comparable GAAP measures, to underlying net income and underlying net income per diluted share, for the three and six months ended June 30, 2015 and 2014:

	Three months ended June 30,			Per diluted share Three months ended June 30,
	2015	2014	% Change(1)	2015	2014	% Change(1)
Net income attributable to Willis Group Holdings plc	$70	$47	48.9	$0.38	$0.26	46.2

Excluding:
Restructuring costs, net of tax ($11, $1)	27	2		0.15	0.01
M&A transaction-related costs, net of tax ($3, $nil)(2)	11	—		0.06	—
Venezuela currency devaluation, net of tax ($nil, $1)	1	13		0.01	0.07
Deferred tax valuation allowance	—	21		—	0.12
Net gain on disposal of operations, net of tax ($2, $2)	(4)	—		(0.02)	—
Foreign currency movements(3)	—	4		—	0.02

Underlying net income	$105	$87	20.7	$0.58	$0.48	20.8

Average diluted shares outstanding	182	182

	Six months ended June 30,			Per diluted share Six months ended June 30,
	2015	2014	% Change(1)	2015	2014	% Change(1)
Net income attributable to Willis Group Holdings plc	$280	$293	(4.4)	$1.54	$1.61	(4.3)

Excluding:
Restructuring costs, net of tax ($19, $1)	50	2		0.27	0.01
M&A transaction-related expenses, net of tax ($3, $nil)(2)	11	—		0.06	—
Venezuela currency devaluation, net of tax ($nil, $1)	1	13		0.01	0.07
Deferred tax valuation allowance	—	21		—	0.12
Net (gain) loss on disposal of operations, net of tax ($4, $(1))	(7)	2		(0.04)	0.01
Foreign currency movements(3)	—	(24)		—	(0.13)

Underlying net income	$335	$307	9.1	$1.84	$1.69	8.9

Average diluted shares outstanding	182	182

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

(1)	Percentages may differ due to rounding.
(2)	In the second quarter 2015, the definition of underlying measures was modified to exclude the impact from M&A transaction-related costs. Prior period results, which include $7 million of such expenses in the first quarter of 2015 and a de minimis amount (approximately $1 million) of such expenses in the second quarter of 2014, have not been restated. Full year results will be presented in line with the updated definition.
(3)	For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

7.	Operational Improvement Program restructuring costs

By segment:

	Twelve months ended December 31, 2014	Three months ended June 30, 2015	Year-to- Date June 30, 2015	Total Cumulative Restructuring Costs

Willis GB	$10	$17	$21	$31
Willis Capital, Wholesale and Reinsurance	1	1	7	8
Willis North America	3	8	15	18
Willis International	5	7	10	15
Corporate & other	17	5	16	33

Total restructuring costs	$36	$38	$69	$105

By type of restructuring cost:

	Twelve months ended December 31, 2014	Three months ended June 30, 2015	Year-to- Date June 30, 2015	Total Cumulative Restructuring Costs

Termination benefits	$16	$20	$30	$46
Professional services & program staff costs	20	18	39	59

Total restructuring costs	$36	$38	$69	$105

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

8.	Condensed consolidated income statements by quarter

	2014					2015
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q2 YTD
Revenues
Commissions and fees	$1,090	$930	$808	$939	$3,767	$1,081	$917	$1,998
Investment income	4	4	4	4	16	3	3	6
Other income	3	1	—	15	19	3	2	5

Total revenues	1,097	935	812	958	3,802	1,087	922	2,009

Expenses
Salaries and benefits	570	575	569	600	2,314	567	561	1,128
Other operating expenses	165	173	156	165	659	160	179	339
Depreciation expense	23	24	23	22	92	22	23	45
Amortization of intangible assets	13	12	13	16	54	14	16	30
Restructuring costs	—	3	17	16	36	31	38	69

Total expenses	771	787	778	819	3,155	794	817	1,611

Operating income	326	148	34	139	647	293	105	398

Other expense (income), net	—	3	9	(18)	(6)	6	(23)	(17)
Interest expense	32	35	34	34	135	33	35	68

Income (loss) before income taxes and interest in earnings (losses) of associates	294	110	(9)	123	518	254	93	347

Income taxes	63	59	2	35	159	56	19	75

Income (loss) before interest in earnings (losses) of associates	231	51	(11)	88	359	198	74	272
Interest in earnings (losses) of associates, net of tax	19	(3)	3	(5)	14	16	(2)	14

Net income (loss)	250	48	(8)	83	373	214	72	286
Net (income) loss attributable to non-controlling interests	(4)	(1)	1	(7)	(11)	(4)	(2)	(6)

Net income (loss) attributable to Willis Group Holdings	$246	$47	$(7)	$76	$362	$210	$70	$280

Diluted earnings per share
Net income (loss) attributable to Willis Group Holdings shareholders	$1.35	$0.26	$(0.04)	$0.42	$2.00	$1.15	$0.38	$1.54

Average number of shares outstanding
- Diluted	182	182	178	180	181	182	182	182

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

9.	Segment information by quarter

	2014					2015
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q2 YTD
Commissions and fees
Willis GB	$150	$187	$148	$177	$662	$142	$170	$312
Willis Capital, Wholesale and Reinsurance	303	192	144	110	749	296	190	486
Willis North America	354	323	321	320	1,318	356	314	670
Willis International	283	228	195	332	1,038	287	243	530

Total commissions and fees	$1,090	$930	$808	$939	$3,767	$1,081	$917	$1,998

Total revenues
Willis GB	$153	$190	$149	$177	$669	$143	$171	$314
Willis Capital, Wholesale and Reinsurance	304	193	145	124	766	297	191	488
Willis North America	355	323	322	323	1,323	359	316	675
Willis International	285	229	196	334	1,044	288	244	532

Total revenues	$1,097	$935	$812	$958	$3,802	$1,087	$922	$2,009

Operating income
Willis GB	$22	$57	$21	$48	$148	$21	$39	$60
Willis Capital, Wholesale and Reinsurance	168	63	9	(16)	224	153	36	189
Willis North America	83	47	45	57	232	78	32	110
Willis International	84	23	(10)	98	195	70	19	89
Corporate and other(a)	(31)	(42)	(31)	(48)	(152)	(29)	(21)	(50)

Total operating income	$326	$148	$34	$139	$647	$293	$105	$398

Organic commissions and fees growth
Willis GB	(6.3)%	6.9%	(5.1)%	(2.2)%	(1.5)%	1.1%	(2.3)%	(0.7)%
Willis Capital, Wholesale and Reinsurance	6.3%	2.1%	3.6%	2.8%	4.3%	1.3%	(2.3)%	(0.1)%
Willis North America	5.4%	3.5%	4.2%	(1.8)%	2.7%	4.7%	2.5%	3.7%
Willis International	7.2%	6.1%	5.6%	15.0%	8.8%	5.3%	7.1%	6.2%

Total organic commissions and fees growth	4.2%	4.5%	2.5%	3.6%	3.8%	3.4%	1.6%	2.6%

Operating margin
Willis GB	14.4%	30.0%	14.1%	27.1%	22.1%	14.9%	23.1%	19.1%
Willis Capital, Wholesale and Reinsurance	55.3%	32.6%	6.2%	(12.9)%	29.2%	51.7%	19.3%	38.7%
Willis North America	23.4%	14.6%	14.0%	17.6%	17.5%	21.6%	10.2%	16.3%
Willis International	29.5%	10.0%	(5.1)%	29.3%	18.7%	24.4%	7.6%	16.7%
Total operating margin	29.7%	15.8%	4.2%	14.5%	17.0%	26.9%	11.4%	19.8%

(a)	Corporate and other includes certain leadership, project and other costs relating to group functions and the non-servicing or financing elements of the defined benefit pension scheme cost (income).